Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489, 333-50464, 333-57015, 333-117074, 333-140022 and 333-145435) and Forms S-3 (Nos. 333-06971 and 333-133784) of The Spectranetics Corporation and subsidiary of our report dated March 17, 2008, with respect to the consolidated financial statements for the years ended December 31, 2007, 2006 and 2005, which appears in this Form 10-K.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
March 17, 2008